August 13, 2001                          Craig A. Creaturo
                                         Treasurer
                                         (724) 352-4455
                                         ccreaturo@ii-vi.com
                                         II-VI Homepage:  www.ii-vi.com



              II-VI ADOPTS SHAREHOLDER RIGHTS PLAN

PITTSBURGH, PA - August 13, 2001.  II-VI Incorporated
(NASDAQ NMS: IIVI) announced today that its Board of Directors has adopted a Shareholder Rights Plan (the Rights Plan).

The adoption of the Rights Plan is intended as a means to guard against any potential use of coercive takeover tactics designed to gain control of the Company on terms which the Board of Directors determines not to be in the best interests of the Company. Adoption of the Rights Plan is not in response to any proposal to acquire the Company. The Board of Directors of the Company is not aware of any such effort.

The Rights Plan provides for the distribution to shareholders of one right for each share of Company common stock outstanding. When exercisable, each right will entitle shareholders to buy one one-hundredth of a newly issued share of the Company's Series One Preferred Stock (the Preferred Stock) at an exercise price of $100. Each fractional share of Series One Preferred Stock has terms designed to make it substantially the economic equivalent of one share of the Company's common stock.

The Rights Plan provides, among other things, that upon the earlier of 10 days after a public announcement that a person or group has become a beneficial owner of 20% or more of the voting power of all the Company's shares or 10 business days after a person or group announces an offer to acquire Company shares that would give it 20% or more of the voting power, each right will become exercisable to purchase one one-hundredth of a share of Preferred Stock. After the rights become exercisable, if a person or group acquires beneficial ownership of shares representing 20% or more voting power, or if the Company is acquired in a merger in which the Company survives, then each right would entitle the holder (other than the acquirer) to purchase Company common stock (in lieu of Preferred
Stock) at a 50% discount. Alternatively, if the Company is acquired in a merger or other business combination, each right permits the holder to purchase the common stock of the acquirer at a 50% market discount.

Shareholders of record as of the close of business on September 12, 2001 and thereafter will receive the rights. Shareholders will be notified of the issuance of the rights at that time, although no separate certificates will be issued unless and until they detach and trade separately from the common stock as described above. The ultimate issuance of common stock and Series One Preferred Stock under the Plan is subject to certain regulatory approvals. The new rights will expire on September 12, 2011, unless extended, and will be subject to redemption by the Board of Directors at $.01 per right at any time prior to the first date upon which they become exercisable. The rights themselves have no voting power, nor will they entitle a holder to receive dividends.

Headquartered in Saxonburg, Pennsylvania II-VI Incorporated designs, manufactures and markets optical and opto-electronic components, devices and materials for infrared, near-infrared, visible light, x-ray and gamma-ray instrumentation and telecommunication applications. The Company's infrared products, sold under the II-VI and Laser Power brand names, are used primarily in high-power CO2 (carbon dioxide) lasers. The Company's VLOC subsidiary manufactures near-infrared and visible light products for industrial, scientific and medical instruments and solid-state (such as YAG and YLF) lasers and products for the telecommunication industry. The Company's eV PRODUCTS division manufactures and markets solid-state x-ray and gamma-ray detector products for the nuclear radiation detection industry. The Company manufactures infrared products for military applications under the Exotic-Electro Optics brand name.

CONTACT: Craig Creaturo, Treasurer of II-VI Incorporated, 724-352-4455, or e-mail, ccreaturo@ii-vi.com.



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